UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                        LANDAMERICA FINANCIAL GROUP, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    514936103
                              --------------------
                                 (CUSIP Number)

                                  July 31, 2008
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
                               CUSIP NO. 514936103

1) NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

    S.S. OR I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON                                 25-1495646
                                                        -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [    ]
                                                                     (b)  [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                Commonwealth of
                                                        Pennsylvania
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     1,157,800
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                1,157,800
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            1,157,800
                                                        ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES    [   ]


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   7.48%
                                                        ------

12) TYPE OF REPORTING PERSON                            IA
                                                        ------


                               Page 2 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103

1)  NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

    S.S. OR I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON                                 25-1778076
                                                        -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [    ]
                                                                     (b)  [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     719,500
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                719,500
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            719,500
                                                        ---------
10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES          [ X ]

    Excludes 438,300 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   4.65%
                                                        ------

12) TYPE OF REPORTING PERSON                            PN
                                                        ------


                               Page 3 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103


1)  NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

    S.S. OR I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON                                 25-1778068
                                                        -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [    ]
                                                                     (b)  [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     719,500
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                719,500
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            719,500
                                                        ---------
10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

    Excludes 438,300 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   4.65%
                                                        ------

12) TYPE OF REPORTING PERSON                            PN
                                                        ------


                               Page 4 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103


1)  NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

    S.S. OR I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON                                 11-3667966
                                                        -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [    ]
                                                                     (b)  [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     438,300
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                438,300
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            438,300
                                                        ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES          [ X ]

    Excludes 719,500 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   2.83%
                                                        ------

12) TYPE OF REPORTING PERSON
                                                        PN
                                                        ------


                               Page 5 of 16 Pages

1)  NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

    S.S. OR I.R.S. IDENTIFICATION
    NO. OF ABOVE PERSON                                 30-0135937
                                                        -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [    ]
                                                                     (b)  [    ]
3)  SEC USE ONLY

4) CITIZENSHIP OR PLACE OF ORGANIZATION                 Delaware
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     438,300
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                438,300
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            438,300
                                                        ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES          [ X ]

    Excludes 719,500 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   2.83%
                                                        ------

12) TYPE OF REPORTING PERSON
                                                        PN
                                                        ------


                               Page 6 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103


1)  NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [    ]
                                                                     (b)  [    ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                United States
                                                        of America
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     0
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                0
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            0
                                                        ---------
10) CHECK BOX IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES          [ X ]

    Mark G. Schoeppner disclaims beneficial ownership of all 1,157,800 shares of the Issuer's Common Stock that may be deemed to be beneficially owned by Quaker Capital Partners I, L.P. and Quaker Capital Partners II, L.P.

11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   0.0%
                                                        ------

14) TYPE OF REPORTING PERSON                            IN
                                                        ------


                               Page 7 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103


Item 1.

         (a)      Name of Issuer

                  LANDAMERICA FINANCIAL GROUP, INC.
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  5600 Cox Road, Glen Allen, Virginia  23060
                  --------------------------------------------------------------
Item 2.

         (a)      Names of Persons Filing

                  Quaker Capital Management Corporation
                  Quaker Capital Partners I, L.P.
                  Quaker Capital Partners II, L.P.
                  Quaker Premier, L.P.
                  Quaker Premier II, L.P.
                  Mark G. Schoeppner
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  601 Technology Drive, Suite 310, Canonsburg,
                  Pennsylvania 15317
                  --------------------------------------------------------------

         (c)      Citizenship

                  Quaker Capital Management Corporation - Pennsylvania
                                                          Corporation

                  Quaker Capital Partners I, L.P. - Delaware partnership
                  Quaker Capital Partners II, L.P.- Delaware partnership
                  Quaker Premier, L.P. - Delaware partnership
                  Quaker Premier II, L.P. - Delaware partnership
                  Mark G. Schoeppner - United States citizen
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  --------------------------------------------------------------

         (e)      CUSIP Number

                  514936103
                  --------------------------------------------------------------


                               Page 8 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)   / /    Broker of dealer registered under section 15 of the Act;

     (b)   / /    Bank as defined in section 3(a)(6) of the Act;

     (c)  / /     Insurance company as defined in section 3(a)(19) of the Act;

     (d)  / /     Investment  company   registered   under  section   8 of   the
                  Investment Company Act of 1940;

     (e)  /X/     An investment adviser in  accordance  with  ss.240.13d-1(b)(l)
                  (ii)(E);

     (f)  / /     An employee benefit plan or endowment fund in accordance  with
                  ss.240.13d-1(b)(1)(ii)(F);

     (g)  / /     A parent holding company or control person  in accordance with
                  ss.240.13d-1(b)(1)(ii)(G);

     (h)  / /     A   savings   association   as  defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

     (i)  / /     A church plan  that  is  excluded  from  the  definition of an investment  company  under section  3(c)(14)of the  Investment
                  Company Act of 1940;

     (j)  / /     Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.           Ownership
                  ---------

         Quaker Capital Management Corporation:

         (a) Amount Beneficially Owned: 1,157,800

             The filing of this report shall not be construed as an admission that Quaker Capital Management Corporation is, for purposes of
             Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Management Corporation disclaims beneficial ownership of all 1,157,800 shares covered by this Schedule 13G.


                               Page 9 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103


        (b) Percent of Class: 7.48%

        (c)

           (i)   Sole power to vote or direct the vote: 1,157,800

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 1,157,800

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Capital Partners I, L.P.:

         (a) Amount Beneficially Owned: 719,500

             The filing of this report shall not be construed as an admission that Quaker Capital Partners I, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners I, L.P. disclaims beneficial ownership of 438,300 shares covered by this Schedule 13G.

         (b) Percent of Class: 4.65%

         (c)

           (i)   Sole power to vote or direct the vote: 719,500

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 719,500

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Premier, L.P.:

         (a) Amount Beneficially Owned: 719,500

             The filing of this report shall not be construed as an admission that Quaker Premier, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier, L.P. disclaims beneficial ownership of 438,300 shares covered by this Schedule 13G.



                              Page 10 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103



         (b) Percent of Class: 4.65%

         (c)

           (i)   Sole power to vote or direct the vote: 719,500

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 719,500

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Capital Partners II, L.P.:

         (a) Amount Beneficially Owned: 438,300

             The filing of this report shall not be construed as an admission that Quaker Capital Partners II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners II, L.P. disclaims beneficial ownership of 719,500 shares covered by this Schedule 13G.

         (b) Percent of Class: 2.83%

         (c)

           (i)   Sole power to vote or direct the vote: 438,300

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 438,300

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Premier II, L.P.:

         (a) Amount Beneficially Owned: 438,300



                              Page 11 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103

             The filing of this report shall not be construed as an admission that Quaker Premier II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier II, L.P. disclaims beneficial ownership of 719,500 shares covered by this Schedule 13G.

         (b) Percent of Class: 2.83%

         (c)

           (i)   Sole power to vote or direct the vote: 438,300

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 438,300

           (iv)  Shared power to dispose or direct the disposition of: 0

         Mark G. Schoeppner:

         (a) Amount Beneficially Owned: 0

             The filing of this report shall not be construed as an admission that Mark G. Schoeppner is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Mark G. Schoeppner disclaims beneficial ownership of all 1,157,800 shares covered by this Schedule 13G.

         (b) Percent of Class: 0.0%

         (c)

           (i)   Sole power to vote or direct the vote: 0

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 0

           (iv)  Shared power to dispose or direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class


                              Page 12 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103


               If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                                                                      ----------

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person

               1,157,800 of the shares with respect to which this report is filed are owned by a variety of investment advisory clients of Quaker Capital Management Corporation, which clients are entitled to receive dividends on and the proceeds from the sale of such shares. No client is known to own more than 5% of the class.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable.

Item 8.        Identification and Classification of Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of Group

               Not applicable.

Item 10.       Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Page 13 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103




August 11, 2008                     QUAKER CAPITAL MANAGEMENT CORPORATION

                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner, President


                                    QUAKER CAPITAL PARTNERS I, L.P.

                                     By:   Quaker Premier, L.P., its
                                           general partner

                                           By:    Quaker Capital Management
                                                  Corporation, its general
                                                  partner


                                           By:    /s/ Mark G. Schoeppner
                                                  Mark G. Schoeppner
                                                  ------------------------------
                                                  President


                                    QUAKER PREMIER, L.P.

                                    By:    Quaker Capital Management
                                           Corporation, its general
                                           partner


                                           By:    /s/ Mark G. Schoeppner
                                                  ------------------------------
                                                  Mark G. Schoeppner
                                                  President


                                    QUAKER CAPITAL PARTNERS II, L.P.

                                           By:    Quaker Premier II, L.P., its
                                                  general partner

                                                  By:  Quaker Capital Management
                                                       Corporation, its general
                                                       partner


                                                  By:  /s/ Mark G. Schoeppner
                                                       -------------------------
                                                       Mark G. Schoeppner
                                                       President

                              Page 14 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103




                                    QUAKER PREMIER II, L.P.

                                           By:    Quaker Capital Management
                                                  Corporation, its general
                                                  partner


                                                  By:  /s/ Mark G. Schoeppner
                                                       -------------------------
                                                       Mark G. Schoeppner
                                                       President



                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner






                              Page 15 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 514936103


                                  EXHIBIT INDEX


99.1              Joint Filing Agreement






                              Page 16 of 16 Pages